Exhibit 5.1

[Hartford Letterhead]

November 6, 2018

The Hartford Financial Services Group, Inc.

One Hartford Plaza

Hartford, Connecticut 06155

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”), and I am delivering this letter to you in connection with the Company’s offering, pursuant to a registration statement on Form S-3 (No. 333-212778) (the “Registration Statement”) and a prospectus supplement dated October 30, 2018 to the prospectus dated July 29, 2016 (together, the “Prospectus”), of 13,800,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 6.000% Non-Cumulative Preferred Stock, Series G, par value $0.01, with a liquidation preference of $25,000 per share (the “Preferred Securities”).

The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued pursuant to a deposit agreement dated November 6, 2018 (the “Deposit Agreement”) among the Company, Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as depositary, and the holders from time to time of the Depositary Receipts.

In connection with the opinions expressed below, I, as Executive Vice President and General Counsel or lawyers on the legal staff of the Company or its subsidiaries working under my supervision, have (i) made such investigations of law as I have deemed necessary or appropriate as a basis for such opinion, (ii) examined and relied on the originals, or copies certified or otherwise identified to my or their satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinion and (iii) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to me. In rendering the opinions expressed below, I have assumed, without independent investigation or inquiry, (a) the authenticity and completeness of all documents submitted to me as originals, (b) the genuineness of all signatures on all documents that I or lawyers working under my supervision have examined, (c) the conformity to authentic originals and completeness of all documents submitted to me as certified, conformed or reproduction copies and (d) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

1.    The Preferred Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

2.    The Depositary Receipts, upon due issuance by the Depositary against the deposit of Preferred Securities by the Company in respect thereof in accordance with the provisions of the Deposit Agreement, will be duly and validly issued and the persons in whose names such Depositary Receipts are registered will be entitled to the rights specified therein and in the Deposit Agreement

I am a member of the bar of the State of Connecticut and I do not express any opinion herein concerning the laws of any jurisdiction other than the Delaware General Corporation Law and the federal laws of the United States of America. This opinion letter is limited to, and no opinion is implied or may be inferred beyond, the matters expressly stated herein.

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I hereby consent to the inclusion of this opinion letter as an exhibit to a Current Report on Form 8-K dated November 6, 2018 that will be filed by the Company and incorporated by reference into the Registration Statement, and to the reference to me in the Prospectus under the caption “Validity of the Securities.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

By:	/s/ David C. Robinson
Name:	David C. Robinson
Title:	Executive Vice President and General Counsel

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